UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2012

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2012, The Middleby Corporation (the “Company”) and its subsidiary Middleby Marshall Inc. (“MMI”) entered into a five-year $1 billion credit agreement with Bank of America, N.A., as administrative agent, and various other agents and lenders named therein (the “Credit Agreement”).

The Credit Agreement provides for a $1 billion multi-currency revolving credit facility, with the potential for MMI, under certain circumstances, to increase the amount of the facility up to a total of $1.350 billion, either by increasing the revolving commitment or by adding one or more term loan tranches.  The multi-currency credit facility consists of revolving loans and sublimits for swingline loans and letters of credit.  Borrowings under the credit facility may be made by MMI, may be denominated in dollars and, up to a certain dollar equivalent limit, certain foreign currencies, and may be used for working capital and other general corporate purposes, as well as for financing acquisitions.  MMI may from time to time designate any wholly-owned domestic subsidiary as a subsidiary borrower.  The credit facility matures in 2017, with the potential for MMI to extend the maturity date in one year increments.  All obligations under the Credit Agreement are secured by substantially all the assets of MMI, the Company and certain of the Company’s material domestic subsidiaries, and unconditionally guaranteed by, subject to certain exceptions, the Company and certain of the Company’s direct and indirect material domestic subsidiaries.

Borrowings under the credit facility bear interest, at the option of MMI, at a fluctuating base rate or at a rate equal to LIBOR plus a margin determined by MMI’s Leverage Ratio (as defined in the Credit Agreement).  A commitment fee equal to a percentage of the aggregate amount of the lenders’ commitments, and a letter of credit fee on the undrawn amount of each letter of credit issued under the letter of credit subfacility, are paid quarterly and on the maturity date.

The Credit Agreement amends and restates the Company’s and MMI’s prior credit facility, which was established pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of December 28, 2007, among the Company, MMI, Bank of America, N.A., as administrative agent, and various financial institutions party thereto (as amended, the “Previous Credit Agreement”).  MMI borrowed approximately $272.1 million under the Credit Agreement on August 7, 2012 to repay all outstanding indebtedness under the Previous Credit Agreement.

The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type and, with certain exceptions, are substantially similar to those contained in the Previous Credit Agreement.  Among other things, the covenants in the Credit Agreement limit the ability of the Company and its subsidiaries to, with certain exceptions: incur indebtedness; grant liens; engage in certain mergers, consolidations, acquisitions and dispositions; make restricted payments; and enter into certain transactions with affiliates.  The Credit Agreement also requires MMI to satisfy certain financial covenants: (i) a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of 1.25 to 1.00; and (ii) a maximum ratio of debt to EBITDA of 3.50 to 1.0.

The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments; bankruptcy and other insolvency events; the failure to perform certain covenants; the material breach of a representation or warranty; non-payment of certain other indebtedness; the entry of undischarged judgments against the Company or any subsidiary for the payment of material uninsured amounts; the invalidity of the Company guarantee or any subsidiary guaranty; and a change of control of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On August 7, 2012, in connection with the entry by the Company into the Credit Agreement described under Item 1.01 of this Current Report on Form 8-K, the Company and MMI terminated the Previous Credit Agreement, following the payment in full of all outstanding indebtedness under the Previous Credit Agreement.  No early termination penalties were incurred as a result of the termination of the Previous Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description
10.1
Fifth Amended and Restated Credit Agreement dated as of August 7, among Middleby Marshall Inc., The Middleby Corporation, the subsidiary borrowers named therein, the lenders named therein, Bank of America, N.A., as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: August 8, 2012	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Fifth Amended and Restated Credit Agreement dated as of August 7, among Middleby Marshall Inc., The Middleby Corporation, the subsidiary borrowers named therein, the lenders named therein, Bank of America, N.A., as administrative agent for the lenders.